EXHIBIT 99.1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	August 8, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jeremy Jacobs
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL ANNOUNCES CERTIFIED RESULTS FOR SPECIAL MEETING AND

UPDATES STATUS OF DELAWARE LITIGATION

Mitel Merger Approved by Holders of 62% of Inter-Tel’s Shares

TEMPE, Ariz., August 8, 2007—Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced that the results from the Company’s August 2, 2007 Special Meeting have been tabulated and certified, and the merger with Mitel Networks Corporation was approved by Inter-Tel stockholders.

As certified by IVS Associates, Inc., the independent inspector of elections for the Special Meeting, 16, 932,752 shares were voted for the Mitel merger, representing slightly over 62% of the 27,307,175 Inter-Tel shares outstanding as of the record date for the Special Meeting and slightly more than 71% of the 23,742,221 shares that were voted at the special meeting. Excluding the shares voted by Steven G. Mihaylo and his affiliates, 76.6% of the shares outstanding as of the record date and 91.3% of the total shares voted at the Special Meeting voted in favor of the Mitel merger, meaning that the Stockholders who voted their shares other than Steven G. Mihaylo and his affiliates, approved the merger by approximately a ten to one margin.

As previously disclosed, in connection with litigation currently before the Delaware Court of Chancery, the Company and Mitel have agreed not to complete the merger until the Court renders a decision on a motion for a preliminary injunction that was heard by the Court on August 8, 2007. The Court did not render a decision on the motion at the August 8, 2007 hearing, and requested that Inter-Tel and Mitel send a letter to the Court indicating the date by which they request the Court render its decision on the motion and the proposed closing date of the Mitel merger if the motion is denied. Counsel for Inter-Tel submitted the following letter:

Dear Vice Chancellor Strine:

I write in response to Your Honor’s instruction that defendants advise the Court regarding the anticipated schedule for a closing in the event the Court decides to deny plaintiffs’ motion to enjoin the merger between Inter-Tel (Delaware), Incorporated and Mitel Networks Corporation (“Inter-Tel” or the “Company”). Inter-Tel and Mitel have agreed to postpone the schedule for a closing until no later than Wednesday, August 15, 2007 at 10 a.m. E.D.T.

We understand that Mitel intends to give the required notice to its financing sources to be able to close on Wednesday assuming a decision from the Court denying plaintiffs’ motion is issued by the close of business Tuesday, August 14, 2007, which would result in satisfaction of what the parties believe to be the final condition to the Merger. We note that, due to continuing concerns regarding the debt markets, the parties were unable to agree at this time to extend the closing beyond next Wednesday.

For the Court’s information, I also enclose a copy of the Final Report of the Inspectors of Election issued in connection with the Merger, which we received today.

Should Your Honor have any questions, counsel are available at the Court’s convenience.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning, among other things, the anticipated completion of the Mitel merger and the outcome of pending litigation. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import. Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best current assessment of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, risks relating to the Mitel transaction and planned integration of the two companies, the outcome of pending litigation, activities undertaken by Steven G. Mihaylo, the satisfaction of the conditions to completion of the merger, and general market trends or economic changes. Inter-Tel disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.